EXHIBIT 2.1

EXECUTION COPY

EXCHANGE AGREEMENT

by and between

MIDWEST BANC HOLDINGS, INC.

AND

THE UNITED STATES DEPARTMENT OF THE TREASURY

Dated as of February 25, 2010

TABLE OF CONTENTS

Page
ARTICLE I

THE CLOSING; THE EXCHANGE OF CAPITAL SECURITIES FOR SERIES T PREFERRED STOCK

Section 1.1	The Capital Securities.	1
Section 1.2	The Closing.	1
Section 1.3	Interpretation.	3

ARTICLE II

EXCHANGE

Section 2.1	Exchange; Dividend Exchange.	3
Section 2.2	Exchange Documentation.	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE IV

COVENANTS

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1	Unregistered Capital Securities	10
Section 5.2	Legend.	10
Section 5.3	Certain Transactions.	11
Section 5.4	Transfer of Capital Securities; Underlying Common Shares and Warrant Shares.	11

ARTICLE VI

MISCELLANEOUS

LIST OF ANNEXES

ANNEX A: FORM OF AMENDED WARRANT

ANNEX B: FORM OF NEW CERTIFICATE OF DESIGNATIONS

ANNEX C: FORM OF OPINION OF VEDDER PRICE P.C.

ANNEX D: FORM OF WAIVER

LIST OF SCHEDULES

SCHEDULE A: CAPITALIZATION

SCHEDULE B: COMPANY MATERIAL ADVERSE EFFECT

(The Company agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.)

Defined Terms

Affiliate	Section 6.7(b)
Agreement	Preamble
Amended Warrant	Preamble
Benefit Plans	Section 1.2(d)(x)
Business Combination	Section 5.6(c)
Capital Securities	Recitals
Capitalization Date	Section 3.1(b)
Charter	Section 1.2(d)(vi)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Common Stock	Section 1.2(d)(i)
Common Stockholder Proposals	Section 4.1(b)
Company	Preamble
Company Material Adverse Effect	Section 6.7(c)
Company Subsidiaries	Section 4.4(a)
Compensation Regulations	Section 1.2(d)(x)
Designated Matters	Section 5.6(c)
Dividend Exchange	Section 2.1(b)
EAWA	Section 5.11
EESA	Section 1.2(d)(x)
Exchange	Recitals
Governmental Entities	Section 1.2(c)
Information	Section 4.4(c)
Investor	Preamble
Junior Stock	Section 5.7(c)
New Certificate of Designations	Section 1.2(d)(vi)
Old Warrant	Recitals
Parity Stock	Section 5.7(c)
Permitted Repurchases	Section 5.7(a)(ii)
Preferred Stockholder Proposal	Section 4.1(b)
Previously Disclosed	Section 6.7(d)
Relevant Period	Section 1.2(d)(x)
SEC	Section 1.2(d)(i)
Section 4.5 Employee	Section 4.5(b)
Securities Purchase Agreement	Recitals
Senior Executive Officers	Section 1.2(d)(x)
Series A Exchange	Section 1.2(d)(i)
Series A Preferred Stock	Section 1.2(d)(i)
Series T Preferred Stock	Recitals
Series T Shares	Section 2.1(a)
Share Dilution Amount	Section 5.7(a)(ii)
Transfer	Section 5.4
Underlying Common Shares	Section 1.2(d)(ii)
Warrant Shares	Section 3.2(a)

EXCHANGE AGREEMENT, dated as of February 25, 2010 (this “Agreement”) by and between Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”) and the United States Department of the Treasury (the “Investor”). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Securities Purchase Agreement.

BACKGROUND

WHEREAS, the Investor is, as of the date hereof, the beneficial owner of 84,784 shares of the Company’s preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series T”, having a liquidation amount of $1,000 per share (the “Series T Preferred Stock”);

WHEREAS, the Company issued the Series T Preferred Stock pursuant to that certain Securities Purchase Agreement – Standard Terms incorporated into a Letter Agreement, dated as of December 5, 2008, as amended from time to time, between the Company and the Investor (the “Securities Purchase Agreement”);

WHEREAS, the Company and the Investor desire (i) to exchange 84,784 newly issued Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G of the Company (the “Capital Securities”), with a liquidation amount of $1,000 per share, for the 84,784 shares of the Series T Preferred Stock beneficially owned and held by the Investor, and (ii) to amend the terms of that certain warrant, dated December 5, 2008, to purchase 4,282,020 shares of Common Stock granted by the Company for the benefit of the Investor (the “Old Warrant”) pursuant to an amended and restated warrant to purchase 4,282,020 shares of Common Stock, in substantially the form attached hereto as Annex A (the “Amended Warrant”), on the terms and subject to the conditions set forth herein (the “Exchange”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE CLOSING; THE EXCHANGE OF CAPITAL SECURITIES FOR SERIES T PREFERRED STOCK

           Section 1.1                      The Capital Securities.

The Capital Securities are being issued to the Investor in the Exchange pursuant to Article II hereof. The shares of Series T Preferred Stock exchanged for the Capital Securities pursuant to Article II hereof are being reacquired by the Company and shall have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that such shares shall not be reissued as shares of Series T Preferred Stock.

           Section 1.2                      The Closing.

(a)           The closing of the Exchange (the “Closing”) will take place at the offices of Vedder Price P.C., 222 North LaSalle Street, Suite 2600, Chicago, Illinois 60160, at 9:00 a.m., CST on the first business day immediately following the day on which all of the conditions set forth in Sections 1.2(c) and (d) are satisfied or waived (other than those conditions that by their terms must be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)           Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.2, at the Closing (i) the Company will deliver the Capital Securities to the Investor, as evidenced by one or more certificates dated the Closing Date and registered in the name of the Investor or its designee(s) and (ii) the Investor will deliver the certificate representing the Series T Shares to the Company.

           (c)           The respective obligations of each of the Investor and the Company to consummate the Exchange are subject to the fulfillment (or waiver by the Company and the Investor, as applicable) prior to the Closing of the conditions that (i) any approvals or authorizations of all United States and other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) required for the consummation of the Exchange shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit consummation of the Exchange as contemplated by this Agreement.

           (d)           The obligation of the Investor to consummate the Exchange is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i)           the Securities and Exchange Commission (“SEC”) shall have declared effective the Company’s Form S-4 Registration Statement (Registration No. 333-160985) pertaining to the exchange (the “Series A Exchange”) of the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”);

(ii)           the holders of the Common Stock shall have duly approved, by proxy vote or otherwise, (A) the increase of the number of authorized shares of Common Stock from 64 million to 4 billion and (B) the issuance of the shares of Common Stock issuable upon conversion of the Capital Securities (the “Underlying Common Shares”) to the Investor upon the conversion of the Capital Securities to shares of Common Stock;

(iii)           the holders of the Series A Preferred Stock shall have duly approved, by proxy vote or otherwise, the issuance of the Capital Securities with rights senior to the Series A Preferred Stock;

(iv)           (A) the representations and warranties of the Company set forth in (x) Sections 3.3, 3.4, 3.5 and 3.7 of this Agreement shall be true and correct in all respects as though made on and as of the Closing Date and (y) Sections 3.1, 3.2, 3.6, 3.8 and 3.9 of this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(v)           the Investor shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(d)(iv) have been satisfied;

(vi)           the Company shall have duly adopted and filed with the Secretary of State of Delaware the amendment to its certificate of incorporation (“Charter”) in substantially the form attached hereto as Annex B (the “New Certificate of Designations”) and such filing shall have been accepted;

(vii)           the Company shall have executed the Amended Warrant and delivered such executed Amended Warrant to the Investor or its designee(s);

(viii)           the Company shall have delivered certificates in proper form or, with the prior consent of the Investor, evidence in book-entry form, evidencing the Capital Securities to the Investor or its designee(s);

(ix)           the Company shall have delivered to the Investor written opinions from outside counsel to the Company, addressed to the Investor and dated as of the Closing Date, in substantially the forms attached hereto as Annex C; and

(x)           (A) the Company shall have effected such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to its Senior Executive Officers and any other employee of the Company or its Affiliates subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, or otherwise from time to time (“EESA”), as implemented by any guidance, rule or regulation thereunder, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”) (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers and other employees shall have duly consented in writing to such changes), as may be necessary, during the period in which any obligation of the Company arising from financial assistance under the Troubled Asset Relief Program remains outstanding (such period, as it may be further described in the Compensation Regulations, the “Relevant Period”), in order to comply with Section 111 of EESA or the Compensation Regulations and (B) the Investor shall have received a certificate signed on behalf of the Company by a Senior Executive Officer certifying to the effect that the condition set forth in Section 1.2(d)(x)(A) has been satisfied; “Senior Executive Officers” means the Company’s “senior executive officers” as defined in Section 111 of the EESA and the Compensation Regulations.

           Section 1.3                      Interpretation.

When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes” or “Schedules” such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

ARTICLE II

EXCHANGE

           Section 2.1                      Exchange; Dividend Exchange.

           (a)           On the terms and subject to the conditions set forth in this Agreement, (i) the Company agrees to issue the Capital Securities to the Investor in exchange for 84,784 shares of Series T Preferred Stock beneficially owned and held by the Investor (such shares, the “Series T Shares”), and the Investor agrees to deliver to the Company the Series T Shares in exchange for the Capital Securities, and (ii) the Company and the Investor mutually agree to amend and restate the Old Warrant to reflect the terms and conditions of the Amended Warrant.

(b)           Simultaneously with the Exchange, all accrued and unpaid dividends under the Series T Shares outstanding immediately prior to the Closing Date (such dividends accruing daily) shall be exchanged for additional fully paid and nonassessable shares of the Capital Securities legally available for such purpose (the “Dividend Exchange”). Accrued and unpaid dividends paid in shares of Capital Securities shall be paid by delivering to the Investor a number of shares of Capital Securities (rounded to the nearest whole number) determined by dividing the total amount of the cash payment of accrued and unpaid dividends that would otherwise be payable to the Investor (rounded to the nearest whole cent) by $1,000, representing the liquidation amount per share of the Capital Securities. For the avoidance of doubt, if the Closing Date were February 19, 2010, the total amount of the cash payment of accrued and unpaid dividends that would otherwise be payable to the Investor (rounded to the nearest whole cent) would equal $4,319,349.00, and the number of shares of Capital Securities issuable to Treasury in exchange for such amount would equal 4,319 shares.  The issuance of any such shares of Capital Securities in such amount shall constitute full payment of the cash dividends that would otherwise have been payable.

           Section 2.2                      Exchange Documentation.

Settlement of the Exchange will take place on the Closing Date, at which time the Investor will cause delivery of the Series T Shares to the Company or its designated agent and the Company will cause delivery of the Capital Securities (including any additional shares of Capital Securities to be delivered pursuant to the Dividend Exchange) to the Investor or its designated agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Except as Previously Disclosed, the Company represents and warrants to the Investor as of the date hereof and as of the Closing Date that:

           Section 3.1                      Existence and Power.

           (a)           Organization, Authority and Significant Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is being currently conducted, and except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, including, without limitation, Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc., has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. The Charter and bylaws of the Company, copies of which have been provided to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

           (b)           Capitalization. The authorized capital stock of the Company, and the outstanding capital stock of the Company (including securities convertible into, or exercisable or exchangeable for, capital stock of the Company) as of the most recent fiscal month-end preceding the date hereof (the “Capitalization Date”) is set forth on Schedule A. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as provided in the Old Warrant, as of the date hereof, the Company does not have outstanding any securities or other obligations providing the holder the right to acquire Common Stock that is not reserved for issuance as specified on Schedule A, and the Company has not made any other commitment to authorize, issue or sell any Common Stock. Since the Capitalization Date, the Company has not issued any shares of Common Stock other than (i) shares issued upon the exercise of stock options or delivered under other equity-based awards or other convertible securities or warrants which were issued and outstanding on the Capitalization Date and disclosed on Schedule A and (ii) shares disclosed on Schedule A.

           Section 3.2                      Authorization and Enforceability.

           (a)           The Company has the corporate power and authority to execute and deliver this Agreement and the Amended Warrant and, subject to the approvals of its stockholders, to carry out its obligations hereunder and thereunder (which includes the issuance of the Capital Securities, Underlying Common Shares, Amended Warrant and the shares of Common Stock issuable upon exercise of the Amended Warrant (the “Warrant Shares”)).

           (b)           The execution, delivery and performance by the Company of this Agreement and the Amended Warrant and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company, subject, in each case, to the approvals of its stockholders.  This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exceptions.

           Section 3.3                      Capital Securities and Underlying Common Shares.

The Capital Securities have been duly and validly authorized by all necessary action, and, when issued and delivered pursuant to this Agreement, such Capital Securities will be duly and validly issued and fully paid and nonassessable, will not be issued in violation of any preemptive rights, will represent nonassessable undivided beneficial interests in the assets of the Company, will not subject the holder thereof to personal liability and will rank senior to all other series or classes of Preferred Stock, whether or not issued or outstanding, and senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company. The shares of Underlying Common Stock have been duly authorized and reserved for issuance upon conversion of the Capital Securities and when so issued in accordance with the terms of the New Certificate of Designations will be validly issued, fully paid and nonassessable, subject to the approvals of its stockholders.

           Section 3.4                      Amended Warrant and Warrant Shares.

The Amended Warrant has been duly and validly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable Bankruptcy Exceptions. The Warrant Shares have been duly authorized and reserved for issuance by the Company and when so issued and delivered in accordance with the terms of the Amended Warrant will be validly issued, fully paid and non-assessable, without the necessity of any approval of its stockholders.

           Section 3.5                      Non-Contravention.

           (a)           The execution, delivery and performance by the Company of this Agreement, the Amended Warrant, and the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject to the approvals of the Company's stockholders, its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any Company Subsidiary may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (b)           Other than the filing of the New Certificate of Designations with the Delaware Secretary of State, any current report on Form 8-K required to be filed with the SEC, such filings and approvals as are required to be made or obtained under any state “blue sky” laws and such consents and approvals that have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including for this purpose the consummation of the Exchange) and compliance by the Company with the provisions hereof will not (1) result in any payment (including any severance payment, payment of unemployment compensation, “excess parachute payment” (within the meaning of the Code), “golden parachute payment” (as defined in the EESA, as implemented by the Compensation Regulations) or forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any benefit plan or otherwise, (2) increase any benefits otherwise payable under any benefit plan, (3) result in any acceleration of the time of payment or vesting of any such benefits, (4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust.

           Section 3.6                      Anti-Takeover Provisions and Rights Plan.

The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the Amended Warrant and the consummation of the transactions contemplated hereby and thereby, including the conversion of the Capital Securities in accordance with the terms of the New Certificate of Designations and the exercise of the Amended Warrant in accordance with its terms, will be exempt from any anti-takeover or similar provisions of the Company’s Charter and bylaws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction.  The Company has taken all actions necessary to render any stockholders’ rights plan of the Company inapplicable to this Agreement, the Capital Securities and the Amended Warrant and the consummation of the transactions contemplated hereby and thereby, including the conversion of the Capital Securities in accordance with the terms of the New Certificate of Designations and the exercise of the Amended Warrant by the Investor in accordance with its terms.

           Section 3.7                      No Company Material Adverse Effect.

Since September 30, 2009, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect, except as disclosed on Schedule B.

           Section 3.8                      Offering of Securities.

Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Capital Securities under the Securities Act and the rules and regulations of the SEC promulgated thereunder), which might subject the offering, issuance or sale of the Capital Securities to the Investor pursuant to this Agreement to the registration requirements of the Securities Act.

           Section 3.9                      Brokers and Finders.

No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary for which the Investor could have any liability.

ARTICLE IV

COVENANTS

           Section 4.1                      Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Exchange as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

(b)           The Company shall call a special meeting of the holders of its Common Stock to vote on various proposals, including proposals (collectively, the “Common Stockholder Proposals”) to approve (i) the increase of the number of authorized shares of Common Stock from 64 million to 4 billion and (ii) the issuance of shares of Underlying Common Stock to the Investor upon the conversion of the Capital Securities to shares of Common Stock and comply with the other provisions of this Section 4.1(b) and Section 4.1(c). In addition, the Company shall call a special meeting of the holders of its Series A Preferred Stock to vote on various proposals, including the proposal (the “Preferred Stockholder Proposal”) to approve the issuance of the Capital Securities with rights senior to the Series A Preferred Stock and comply with the other provisions of this Section 4.1(b) and Section 4.1(c). In connection with such meetings, the Company shall (and the Investor will reasonably cooperate with the Company to) use its reasonable best efforts to respond to any comments of the SEC or its staff on the Preliminary Proxy Statements filed on August 3, 2009, October 26, 2009 and November 12, 2009 and to cause definitive proxy statements related to such stockholders’ meetings to be mailed to the appropriate stockholders of the Company not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval of the Common Stockholder Proposals and the Preferred Stockholder Proposal. The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statements and of any request by the SEC or its staff for amendments or supplements to such proxy statements or for additional information and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statements.  If at any time prior to such stockholders’ meetings there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statements, the Company shall as promptly as practicable prepare and mail to the appropriate stockholders such an amendment or supplement. Each of the Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statements if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to the appropriate stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  The Company shall consult with the Investor prior to filing any additional proxy statements, or any amendments or supplements thereto, and provide the Investor with a reasonable opportunity to comment thereon.  In the event that the approval of any of the Common Stockholder Proposals or Preferred Stockholder Proposal is not obtained at such special stockholders’ meeting(s), the Company shall include a proposal to approve (and the Board of Directors shall recommend approval of) each such proposal at a meeting of the appropriate stockholders no less than once in each subsequent six-month period beginning on the first of the month next succeeding the date of such special stockholders’ meeting until all such approvals are obtained or made.

(c)           None of the information supplied by the Company or any of the Company Subsidiaries for inclusion in any proxy statement in connection with any such stockholders’ meetings of the Company will, at the date it is filed with the SEC, when first mailed to the Company's stockholders and at the time of any stockholders’ meeting, and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

           Section 4.2                      Expenses.

           If requested by the Investor, the Company shall pay all reasonable out of pocket and documented costs and expenses associated with the Exchange, including, but not limited to, the reasonable fees, disbursements and other charges of the Investor’s legal counsel and financial advisors.

           Section 4.3                      Exchange Listing.

If requested by the Investor, the Company shall, at the Company’s expense, cause the Capital Securities and the Amended Warrant, to the extent the Capital Securities and the Amended Warrant comply with applicable listing requirements, to be listed on the Nasdaq Global Market, subject to official notice of issuance, and shall maintain such listing for so long as any Common Stock is listed on such exchange. At the Investor’s request, the Company agrees to take such action as may be necessary to change the minimum denominations of the Capital Securities to $25 or such other amount as the Investor shall reasonably request. As soon as reasonably practicable following the Closing, the Company shall, at its expense, cause the Underlying Common Shares and the Warrant Shares to be listed on the same national securities exchange on which the Common Stock is listed, subject to official notice of issuance, and shall maintain such listing for so long as any Common Stock is listed on such exchange.

           Section 4.4                      Access, Information and Confidentiality.

           (a)           From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement or the Amended Warrant, the Company will permit the Investor and its agents, consultants, contractors and advisors (i) acting through the Company’s Appropriate Federal Banking Agency, to examine the corporate books and make copies thereof and to discuss the affairs, finances and accounts of the Company and the subsidiaries of the Company (the “Company Subsidiaries”) with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request and (ii) to review any information material to the Investor’s investment in the Company provided by the Company to its Appropriate Federal Banking Agency.

           (b)           From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement or the Amended Warrant, the Company will permit, and will cause the Company Subsidiaries to permit the Investor and its agents, consultants, contractors access to personnel and any books, papers, records or other data, in each case, to the extent relevant to ascertaining compliance with the financing terms and conditions.

           (c)           The Investor will use reasonable best efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, and United States executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company furnished or made available to it by the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Investor from disclosing any Information to the extent required by applicable laws or regulations or by any subpoena or similar legal process. The Investor understands that the Information may contain commercially sensitive confidential information entitled to an exception from a Freedom of Information Act request.

(d)           Nothing in this Section shall be construed to limit the authority that the Special Inspector General of the Troubled Asset Relief Program, the Comptroller General of the United States or any other applicable regulatory authority has under law.

           Section 4.5                      Executive Compensation.

           (a)           Benefit Plans.  During the Relevant Period, the Company shall take all necessary action to ensure that the Benefit Plans of the Company and its Affiliates comply in all respects with, and shall take all other actions necessary to comply with,  Section 111 of the EESA, as implemented by the Compensation Regulations, and neither the Company nor any Affiliate shall adopt any new Benefit Plan (i) that does not comply therewith or (ii) that does not expressly state and require that such Benefit Plan and any compensation thereunder shall be subject to any relevant Compensation Regulations adopted, issued or released on or after the date any such Benefit Plan is adopted. To the extent that EESA and/or the Compensation Regulations are amended or otherwise change during the Relevant Period in a manner that requires changes to then-existing Benefit Plans, or that requires other actions, the Company and its Affiliates shall effect such changes to its or their Benefit Plans, and take such other actions, as promptly as practicable after it has actual knowledge of such amendments or changes in order to be in compliance with this Section 4.5(a) (and shall be deemed to be in compliance for a reasonable period to effect such changes).  In addition, the Company and its Affiliates shall take all necessary action, other than to the extent prohibited by applicable law or regulation applicable outside of the United States, to ensure that the consummation of the transactions contemplated by this Exchange Agreement will not accelerate the vesting, payment or distribution of any equity-based awards, deferred cash awards or any nonqualified deferred compensation payable by the Company or any of its Affiliates.

           (b)           Additional Waivers.  After the Closing Date, in connection with the hiring or promotion of a Section 4.5 Employee and/or the promulgation of applicable Compensation Regulations or otherwise, to the extent any Section 4.5 Employee shall not have executed a waiver with respect to the application to such Section 4.5 Employee of the Compensation Regulations, the Company shall use its best efforts to (i) obtain from such Section 4.5 Employee a waiver in substantially the form attached hereto as Annex D and (ii) deliver such waiver to the Investor as promptly as possible, in each case, within sixty days of the Closing Date or, if later, within sixty days of such Section 4.5 Employee becoming subject to the requirements of this section. “Section 4.5 Employee” means (A) each Senior Executive Officer and (B) any other employee of the Company or its Affiliates determined at any time to be subject to section 111 of  EESA and the Compensation Regulations.

           (c)           Clawback.  In the event that any Section 4.5 Employee receives a payment in contravention of the provisions of this Section 4.5, the Company shall promptly provide such individual with written notice that the amount of such payment must be repaid to the Company in full within fifteen business days following receipt of such notice or such earlier time as may be required by the Compensation Regulations and shall promptly inform the Investor (i) upon discovering that a payment in contravention of this Section 4.5 has been made and (ii) following the repayment to the Company of such amount and shall take such other actions as may be necessary to comply with the Compensation Regulations.

           (d)           Limitation on Deductions.  During the Relevant Period, the Company agrees that it shall not claim a deduction for remuneration for federal income tax purposes in excess of $500,000 for each Senior Executive Officer that would not be deductible if Section 162(m)(5) of the Code applied to the Company.

           (e)           Amendment to Prior Agreement. The parties agree that, effective as of the date hereof, Section 4.10 of the Securities Purchase Agreement shall be amended in its entirety by replacing such Section 4.10 with the provisions set forth in this Section 4.5 and any terms included in this Section 4.5 that are not otherwise defined in the Securities Purchase Agreement shall have the meanings ascribed to such terms in this Agreement.

           Section 4.6                      Certain Notifications Until Closing.

From the date hereof until the Closing, the Company shall promptly notify the Investor of (i) any fact, event or circumstance of which it is aware and which would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied in any material respect and (ii) except as Previously Disclosed, any fact, circumstance, event, change, occurrence, condition or development of which the Company is aware and which, individually or in the aggregate, has had or would reasonably be likely to have a  Company Material Adverse Effect; provided, however, that delivery of any notice pursuant to this Section 4.6 shall not limit or affect any rights of or remedies available to the Investor; provided, further, that a failure to comply with this Section 4.6 shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 1.2 to be satisfied unless the underlying Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 1.2 to be satisfied.

           Section 4.7                      Sufficiency of Authorized Common Stock.

During the period from the Closing Date (or, if the approval of the Common Stockholder Proposals  and Preferred Stockholder Proposals is required, the date of such approval) until the date on which all the Capital Securities have been converted and the Amended Warrant has been fully exercised, the Company shall at all times have reserved for issuance, free of preemptive or similar rights, a sufficient number of authorized and unissued shares of Common Stock to effectuate such conversion and exercise.  Nothing in this Section 4.7 shall preclude the Company from satisfying its obligations in respect of the conversion of Capital Securities or the exercise of the Amended Warrant by delivery of shares of Common Stock which are held in the treasury of the Company.

Section 4.8                      Monthly Lending Reports.

During the Relevant Period, the Company will detail in monthly reports submitted to the Investor the information required by the CPP Monthly Lending Reports, as published on www.financialstability.gov from time to time.

ARTICLE V

ADDITIONAL AGREEMENTS

           Section 5.1                      Unregistered Capital Securities.

The Investor acknowledges that the Capital Securities, the Underlying Common Shares and the Warrant Shares have not been registered under the Securities Act or under any state securities laws.  The Investor (a) is acquiring the Capital Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Capital Securities, the Underlying Common Shares or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Exchange and of making an informed investment decision.

           Section 5.2                      Legend.

(a)           The Investor agrees that all certificates or other instruments representing the Amended Warrant, the Underlying Common Shares and the Warrant Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)           The Investor agrees that all certificates or other instruments representing the Capital Securities will bear a legend substantially to the following effect:

           “THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

           THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF

EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. EACH PURCHASER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. ANY TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS INSTRUMENT EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WHICH IS THEN EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO THE ISSUER OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

           (c)           In the event that any Capital Securities, Underlying Common Shares or Warrant Shares (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), the Company shall issue new certificates or other instruments representing such Capital Securities, Underlying Common Shares or Warrant Shares, which shall not contain the applicable legend in Section 5.2(a) above; provided that the Investor surrenders to the Company the previously issued certificates or other instruments.

           Section 5.3                      Certain Transactions.

The Company will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Agreement and the Amended Warrant to be performed and observed by the Company.

           Section 5.4                      Transfer of Capital Securities; Underlying Common Shares and Warrant Shares.

Subject to compliance with applicable securities laws, the Investor shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Capital Securities, Amended Warrant, Underlying Common Shares or Warrant Shares at any time, and the Company shall take all steps as may be reasonably requested by the Investor to facilitate the Transfer of the Capital Securities, the Underlying Common Shares and the Warrant Shares.

           Section 5.5                      Registration Rights.

The Capital Securities, Amended Warrant, Underlying Common Shares and Warrant Shares shall be Registrable Securities and, upon their issuance, the provisions of Section 4.5 of the Securities Purchase Agreement shall be applicable to them, including with the benefit, to the extent available, of the tacking of any holding period from the date of issuance of the Series T Preferred Stock.

           Section 5.6                      Voting Rights.

(a)           The Investor agrees that it will vote, or cause to be voted, or exercise its right to consent (or cause its right to consent to be exercised) with respect to, all Underlying Common Shares and Warrant Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) with respect to each matter on which holders of Common Stock are entitled to vote or consent, other than a Designated Matter, in the same proportion (for, against or abstain) as all other shares of the Company’s Common Stock are voted or consents are given with respect to each such matter. The Investor agrees to attend all meetings of the Company’s stockholders in person or by proxy for purposes of obtaining a quorum. In order to effectuate the foregoing agreements, to the maximum extent permitted by applicable law, the Investor hereby grants a proxy appointing each of the Chief Executive Officer and Chairman of the Company attorney-in-fact and proxy for it and its controlled Affiliates with full power of substitution, for and in the name of it and its controlled Affiliates, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner and solely on the terms provided by this Section 5.6 with respect to the Underlying Common Shares and the Warrant Shares and the Investor hereby revokes any and all previous proxies granted with respect to the Underlying Common Shares and the Warrant Shares for purposes of the matters contemplated in this Section 5.6; provided that such proxy may only be exercised if the Investor fails to comply with the terms of this Section 5.6. The proxy granted hereby is irrevocable prior to the termination of this Agreement, is coupled with an interest and is granted in consideration of the Company entering into this Agreement and issuing the Capital Securities and Amended Warrant to the Investor.

(b)           The Investor shall retain the right to vote in its sole discretion all Underlying Common Shares and Warrant Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) on any Designated Matter.

(c)           “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders. “Designated Matters” means (i) the election and removal of directors, (ii) the approval of any Business Combination, (iii) the approval of a sale of all or substantially all of the assets or property of the Company, (iv) the approval of a dissolution of the Company, (v) the approval of any issuance of any securities of the Company on which holders of Common Stock are entitled to vote, (vi) the approval of any amendment to the Charter or bylaws of the Company on which holders of Common Stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing subclauses (i) through (vi) as determined by the Investor.

           Section 5.7                      Restriction on Dividends and Repurchases.

           (a)           Until the earlier of (i) December 5, 2011 or (ii) such time as the Investor ceases to own any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement or the Amended Warrant, neither the Company nor any Company Subsidiary shall, without the consent of the Investor:

           (i)           declare or pay any dividend or make any distribution on the Common Stock (other than (A) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on the Common Stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (B) dividends payable solely in shares of Common Stock and (C) dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan); or

           (ii)           redeem, purchase or acquire any shares of Common Stock or other capital stock or other equity securities of any kind of the Company, or any trust preferred securities issued by the Company or any Affiliate of the Company, other than (A) redemptions, purchases or other acquisitions of the Capital Securities (which purchases shall be made on a pro rata basis, as provided in Section 5.7(b)), (B) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock, in each case in this clause (B) in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (C) purchases or other acquisitions by a broker-dealer subsidiary of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in trust preferred securities of the Company or an Affiliate of the Company, Junior Stock or Parity Stock in the ordinary course of its business, (D) purchases by a broker-dealer subsidiary of the Company of trust preferred securities or capital stock of the Company or an Affiliate of the Company for resale pursuant to an offering by the Company of such trust preferred securities or capital stock underwritten by such broker-dealer subsidiary, (E) any redemption or repurchase of rights pursuant to any stockholders’ rights plan, (F) the acquisition by the Company or any of the Company Subsidiaries of record ownership in Junior Stock, Parity Stock or trust preferred securities of the Company or an Affiliate of the Company for the beneficial ownership of any other persons (other than the Company or any other Company Subsidiary), including as trustees or custodians, and (G) the exchange or conversion of Junior Stock for or into other Junior Stock, including, without limitation, the Company’s previously announced proposed exchange of Series A Preferred Stock for Common Stock, or of Parity Stock or trust preferred securities of the Company or an Affiliate of the Company for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (G), solely to the extent required pursuant to binding contractual agreements entered into prior to the date hereof or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock (clauses (C) and (F), collectively, the “Permitted Repurchases”).   “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP, and as measured from the date of the Company’s most recently filed consolidated financial statements prior to the Closing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

           (b)           Until such time as the Investor ceases to own any Capital Securities, the Company shall not repurchase any Capital Securities from any holder thereof, whether by means of open market purchase, negotiated transaction, or otherwise, other than Permitted Repurchases, unless it offers to repurchase a ratable portion of the Capital Securities then held by the Investor on the same terms and conditions.

           (c)           “Junior Stock” means the Common Stock, the Series A Preferred Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the Capital Securities as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Capital Securities as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

           (d)           The parties agree that, effective as of the date hereof, Section 4.8 of the Securities Purchase Agreement shall be amended in its entirety by replacing such Section 4.8 with the provisions set forth in this Section 5.7 and any terms included in this Section 5.7 that are not otherwise defined in the Securities Purchase Agreement shall have the meanings ascribed to such terms in this Agreement.

           Section 5.8                      Repurchase of Investor Securities.

From and after the date of this Agreement, the agreements set forth in Section 4.9 of the Securities Purchase Agreement shall be applicable (including to the Amended Warrant) following the redemption in whole of the Capital Securities held by the Investor or the Transfer by the Investor of all of the Capital Securities held by the Investor to one or more third parties not affiliated with the Investor.

           Section 5.9                      Qualified Equity Offering.

The Company and the Investor agree, for the avoidance of doubt, that none of the transactions contemplated by this Agreement shall be deemed a Qualified Equity Offering under the Securities Purchase Agreement or the Amended Warrant.

           Section 5.10                    Bank or Thrift Holding Company Status.

(a)           The Company shall maintain its status (or, if permitted to become a Savings and Loan Holding Company in accordance with Subsection (b) below, such status) for as long as the Investor owns any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement.

(b)           The Company may become a Savings and Loan Holding Company in accordance with the requirements of the Home Owners’ Loan Act and applicable regulations, provided that it has duly fulfilled any commitments to or other requirements or obligations imposed by the Board of Governors of the Federal Reserve System.

           Section 5.11                      Compliance with Employ American Workers Act.

Until the Company is no longer deemed a recipient of funding under Title I of EESA or Section 13 of the Federal Reserve Act for purposes of the EAWA, as the same may be determined pursuant to any regulations or other legally binding guidance promulgated under EAWA, the Company shall comply, and the Company shall take all necessary action to ensure that its subsidiaries comply, in all respects with the provisions of the EAWA and any regulations or other legally binding guidance promulgated under the EAWA. “EAWA” means the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009), Public Law No. 111-5, effective as of February 17, 2009, as may be amended and in effect from time to time.

ARTICLE VI

MISCELLANEOUS

           Section 6.1                      Termination.

This Agreement may be terminated at any time prior to the Closing:

           (a)           by either the Investor or the Company if the Closing shall not have occurred by the 60th calendar day following the date hereof; provided, however, that in the event the Closing has not occurred by such 60th calendar day, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such 60th calendar day and not be under any obligation to extend the term of this Agreement thereafter; provided further that the right to terminate this Agreement under this Section 6.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

           (b)           by either the Investor or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

           (c)           by the mutual written consent of the Investor and the Company.

           In the event of termination of this Agreement as provided in this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

           Section 6.2                      Survival of Representations and Warranties.

The representations and warranties of the Company made herein or in any certificates delivered in connection with the Closing shall survive the Closing without limitation.

           Section 6.3                      Amendment.

No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each of the Company and the Investor; provided that the Investor may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the date hereof in applicable federal statutes. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.

           Section 6.4                      Waiver of Conditions.

The conditions to each party’s obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

           Section 6.5                      Governing Law; Submission to Jurisdiction, Etc.

This Agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the Amended Warrant or the Exchange contemplated hereby and (b) that notice may be served upon (i) the Company at the address and in the manner set forth for notices to the Company in Section 6.6 and (ii) the Investor at the address and in the manner set forth for notices to the Company in Section 6.6, but otherwise in accordance with federal law. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the Amended Warrant or the Exchange contemplated hereby.

           Section 6.6                      Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in  writing by the party to receive such notice.

If to the Company:

Midwest Banc Holdings, Inc.
501 West North Avenue, Suite 301
Melrose Park, Illinois 60160
Attention:  Roberto R. Herencia
Facsimile:
email:
Telephone:

With a copy to:

Vedder Price P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attention:  Daniel C. McKay, II
Facsimile:  (312) 609-5005
email:  dmckay@vedderprice.com
Telephone:  (312) 609-7762
Attention:  James W. Morrissey
Facsimile:  (312) 609-5005
email:  jmorrissey@vedderprice.com
Telephone:  (312) 609-7717

If to the Investor:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW, Room 2312
Washington, DC 20220
Attention:  Chief Counsel Office of Financial Stability
Facsimile:  (202) 927-9225
Email: OFSChiefCounselNotices@do.treas.gov

           Section 6.7                      Definitions.

           (a)           When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

           (b)           The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

           (c)           The term “Company Material Adverse Effect” means a material adverse effect on (i) the business, results of operation or financial condition of the Company and its consolidated subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the effects of (A) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its subsidiaries operate, (B) changes or proposed changes after the date hereof in GAAP or regulatory accounting requirements, or authoritative interpretations thereof, (C) changes or proposed changes after date hereof in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations), or (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated subsidiaries (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason giving rise to or contributing to any such change); or (ii) the ability of the Company to consummate the Exchange and the other transactions contemplated by this Agreement and perform its obligations hereunder on a timely basis.

           (d)           The term “Previously Disclosed” means information set forth or incorporated in the Company’s Annual Report on Form 10-K for the most recently completed fiscal year of the Company filed with SEC prior to the date hereof or in its other reports and forms filed with or furnished to the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act on or after the last day of the most recently completed fiscal year of the Company and prior to the date hereof.

           (e)           To the extent any securities issued pursuant to this Agreement or the transactions contemplated hereby are registered in the name of a designee of the Investor pursuant to Sections 1.2 or 6.8(c) or transferred to an Affiliate of the Investor, all references herein to the Investor holding or owning any debt or equity securities of the Company, Capital Securities or Registrable Securities (and any like variations thereof) shall be deemed to refer to the Investor, together with such designees and/or Affiliates, holding or owning any debt or equity securities, Capital Securities or Registrable Securities (and any like variations thereof), as applicable.

           Section 6.8                      Assignment.

Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (a) an assignment, in the case of a Business Combination where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale, (b) as provided in Sections 5.4 and 5.5 and (c) an assignment by the Investor of this Agreement to an Affiliate of the Investor; provided that if the Investor assigns this Agreement to an Affiliate, the Investor shall be relieved of its obligations under this Agreement but (i) all rights, remedies and obligations of the Investor hereunder shall continue and be enforceable and exercisable by such Affiliate, and (ii) the Company’s obligations and liabilities hereunder shall continue to be outstanding.

           Section 6.9                      Severability.

If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

           Section 6.10                      No Third-Party Beneficiaries.

Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies, except that (i) the provisions of Section 4.4 shall inure to the benefit of the persons referred to in that Section and (ii) the provisions of Section 5.5 shall inure to the benefit of the persons holding Capital Securities during any tacked holding period, as contemplated by that Section.

           Section 6.11                      Entire Agreement, Etc.

This Agreement (including the Annexes and Schedules hereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

           Section 6.12                      Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

           Section 6.13                      Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled (without the necessity of posting a bond) to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MIDWEST BANC HOLDINGS, INC. By: /s/Roberto R. Herencia Name: Roberto R. Herencia Title: Chief Executive Officer
UNITED STATES DEPARTMENT OF THE TREASURY By: /s/Herbert M. Allison, Jr. Name: Herbert M. Allison, Jr. Title: Assistant Secretary for Financial Stability

[Signature Page to Exchange Agreement]